EXHIBIT 10.26

iSECUREtrac Corp.
5078 So. 111th Street
Omaha, NE 68137

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made by and between iSECUREtrac Corp. (“iST”), on behalf of itself, and iST Services, Inc. and Lincoln D. Zehr (“Employee”) on the date this Employment Agreement is signed by Employee (“Effective Date”).

iST and Employee desire to enter into this Employment Agreement to clarify and formalize the understanding each has of the employment relationship.

Employment with iST is freely and voluntarily entered into and Employee is free to resign at any time, with or without cause. Similarly, iST may terminate the employment relationship at will at any time, with or without cause.

During the course of employment with iST, Employee has access to information deemed confidential by iST, whether or not such information is proprietary to iST, and both iST and Employee are obligated to safeguard such information. A confidentiality agreement, as contained herein, is necessary to assure adherence to iST’s non-disclosure policies and agreements between iST and other parties.

Employee may be asked to develop, improve or modify products and processes for iST. The ownership of work products provision in this Employment Agreement assures iST’s ownership in any work in which Employee may become engaged which is related to iST’s business.

Upon termination of the employment relationship, it behooves iST to ensure the absence of unfair competition by obtaining Employee’s agreement not to compete with iST, directly or indirectly, for a period of one year.

THEREFORE, in consideration of Employee’s employment with iST, the remuneration now and hereafter paid to Employee by iST and/or other good and valuable consideration, Employee and iST agree as follows:

1.0 DEFINITIONS

1.1 “iST” as used herein shall include iSECUREtrac Corp., iST Services, Inc. and any corporation hereinafter acquired and/or majority owned by iSECUREtrac Corp.

1.2 “Confidential Information” shall mean all information related to iST’s business affairs, services, products, research and development which is not generally available from public sources, whether or not such information is in written or tangible form. Such information includes, without limitation, Work Products, trade secrets, financial information, marketing and sales plans, strategic business plans, software and related documentation, hardware specifications and drawings, designs and technical documentation, price lists, manufacturing information, compensation plans, any information related to an iST customer which has been designated as confidential by such customer and any information pertaining to iST employees deemed confidential by either the employee or iST.

1.3 “Work Products” shall mean any and all products, processes and materials developed and produced by Employee for iST, including, without limitation, drawings, plans, proposals, documentation, financial projections, charts, product prototypes, software, specifications, cost estimates, letters, notes, manuals, notebooks, reports, presentations and the like and shall specifically include inventions, discoveries, improvements or enhancements related to iST’s business or products that Employee may develop or conceive and reduce to practice while employed at iST or within six (6) months after the termination of such employment, at any time, alone or with others, with or without the use of iST’s resources, regardless of whether patent, copyright or trade secret law may technically be applied.

2.0 EMPLOYMENT

2.1 Employee hereby accepts employment with iST on the terms and conditions stated in this agreement and as set forth in the offer letter to Employee from iSECUREtrac Corp. (the “Offer Letter.”) Although iST may originally hire Employee to fill a specific position and will initially provide Employee specific compensation and benefits, iST shall have the right, at any time and within its sole discretion, to reassign Employee to any other position suitable to Employee’s skills, experience, education and performance and to alter Employee’s compensation and benefits. iST’s provision of compensation and benefits to Employee shall be subject to the terms and conditions of iST’s compensation and benefits plans, policies or practices as the same may be amended or revoked from time to time. Any position within iST shall have such responsibilities as may be described in an appropriate position description and/or assigned by the incumbent’s supervisor. Employee agrees to perform the duties assigned to him/her to the best of his/her ability in a diligent, trustworthy, businesslike, and efficient manner for the purposes of advancing the business of iST and, to this end, will devote his/her full time and attention to the business of iST. Furthermore, Employee shall comply with iST’s rules and regulations as may be set forth in iST’s Employee Handbook, or similar document.

2.2 Employee’s employment hereunder shall be at will. Either Employee or iST may, for any reason or for no reason at all, at any time, terminate employment with iST upon two week’s prior written notice.

2.3 Severance Benefits. In the event Employee’s employment is terminated (a) by ISECURETRAC without Cause, subject to the conditions stated herein, ISECURETRAC shall: (i) pay Employee an amount equal to three (3) months of Employee’s salary in accordance with the Company’s standard payroll procedures, minus all applicable taxes, withholding and lawful deductions, plus any accrued vacation; and (ii) Notwithstanding the foregoing, ISECURETRAC’s obligation to provide the severance benefits hereunder is expressly conditioned upon the Employee’s ongoing compliance with the Confidentiality and Non-Solicitation provisions of this Agreement, and upon Employee’s execution of a release of all claims against ISECURETRAC, including, but not limited to those related to his employment and/or termination (other than obligations owed under this subsection and/or claims related solely to Employee’s status as a shareholder.) Employee agrees that severance benefits as provided herein shall be the sole consideration to which he is entitled in the event of the termination of his employment without Cause, that severance will not be paid in the event of termination with Cause or resignation without Good Reason, and Employee expressly waives and relinquishes any claim to other or further consideration.

For purposes of this Agreement, "Cause" shall consist of (a) any act of dishonesty or fraud by Employee in connection with his duties or intended to result in his substantial personal enrichment; (b) Employee’s conviction or a plea of nolo contendre to a crime that the Board reasonably believes has had or will have a materially detrimental effect on the ISECURETRAC’s business or reputation, provided, traffic infractions shall not be deemed a crime; (c) Employee's material breach of this Agreement or failure to properly perform his job duties, if such breach or failures are not promptly cured within 10 days after written notice is provided to Employee; (d) Employee’s gross negligence or willful misconduct in the performance of his duties, which includes, but is not limited to conduct that is inconsistent with ISECURETRAC’s then-established practices or places ISECURETRAC at risk of liability; (e) Employee’s failure to abide by the lawful policies and directives of the Board; (f) Employee’s absence from work for a period in excess of ninety (90) days in any twelve month period regardless of the reason, including disability; (g) action or conduct determined by the Board acting in reasonable good faith to be of material detriment to ISECURETRAC; or (h) Employee’s death.

2.4 Employee’s violation of any rules or regulations stated in the iST Employee Handbook may be cause for his/her immediate employment termination, without prior written notice.

2.5 Employee agrees that during his/her employment with iST, Employee will not engage in any other employment, occupation, consulting, counseling or other activity relating to the provision of GPS tracking products and services to criminal justice agencies or which would interfere with Employee’s ability to devote substantially all of Employee’s working time to iST’s business. Employee also agrees he/she will not undertake the planning or organization of any business activity competitive with iST or the work Employee performs for iST during his/her employment.

3.0 CONFIDENTIALITY

3.1 Employee acknowledges and agrees that, as a consequence of his/her association with iST, he/she has or will have access to or knowledge of confidential and proprietary data concerning iST which is not readily available to the public. Employee hereby agrees to safeguard and protect Confidential Information by all reasonable and necessary means, observe and be bound by the provisions of this Employment Agreement and observe and adhere to all rules and policies which iST may announce from time to time to protect its Confidential Information.

3.2 Employee agrees that all Confidential Information, regardless of how it is compiled, listed, stored or kept, shall be the exclusive property of iST. Employee hereby agrees, both during the period of employment with iST and thereafter, that Employee shall not disclose Confidential Information to any person or permit any person to obtain Confidential Information, except as specifically authorized in writing by iST or as required by Employee’s duties to iST.

3.3 Employee shall not disclose Confidential Information to any person who has not executed an appropriate non-disclosure agreement with iST.

3.4 Upon termination of employment, for any reason, Employee shall immediately return Confidential Information then in his/her possession to iST and keep no copies thereof without the express written permission of iST.

4.0 OWNERSHIP

4.1 iST shall be the sole and exclusive owner of any and all Work Products. All Work Products shall be considered as work made for hire by Employee for iST. To the extent that iST needs to protect its ownership in any Work Product(s), Employee shall assign and transfer to iST, without further consideration, any and all proprietary rights in such Work Product(s) and to execute and deliver all documents and do all acts necessary to secure to iST, its successors, assigns or nominees, the entire right, title and interest in and to such Work Products, including applications for and/or Letters of Patent of the United States and other countries.

4.2 Notwithstanding Section 4.1 or any provision of this Employment Agreement to the contrary, if Employee is found, by a court, administrative body or other adjudicatory authority, to have a proprietary interest in any Work Product and iST’s interest or claim to an interest therein is unenforceable, Employee hereby grants iST a perpetual, royalty-free license to use such Work Product.

5.0 NON-SOLICITATION

5.1  For the purpose of protecting iST’s legitimate interest in its Confidential Information (as defined in Section 3 hereof) and customer goodwill, for a period of twelve (12) months following Employee’s separation from iST, Employee will not, either for Employee’s benefit or the benefit of any other individual or entity, either directly or indirectly, call on, solicit, canvass, induce, influence or assist any of iST’s clients or customers with whom Employee had personal contact or actually did business during the term of his/her employment or any employee of iST to engage in any business, contact or solicitation that would be in competition with iST.

5.2 Employee agrees that iST is engaged in a highly competitive business providing GPS tracking products and services to criminal justice agencies throughout the United States of America, Canada and the United Kingdom for tracking and monitoring persons on pre-trial release, probation or parole (the “iST Marketplace”), and that the Confidential Information and knowledge of iST’s business techniques, contacts, and programs are crucial to enable it to compete in the markets in the iST Marketplace.

5.3 Employee acknowledges that iST has invested large amounts of time and money in its research and development, development of business techniques, employee training and development of proprietary and Confidential Information, which if divulged to or used by competing entities would result in irreparable injury to iST. Employee agrees that money damages alone will not adequately compensate iST for breach of the covenant not to solicit and the provisions of this Employment Agreement pertaining to Confidential Information and Work Product and, therefore, in the event of the breach or threatened breach of any such covenant or provision, in addition to all other remedies available at law, in equity or otherwise, without posting bond, iST shall be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms thereof.

5.4 Employee acknowledges and agrees that the restriction placed upon him/her in paragraph 5.1 above is (i) reasonable and necessary to protect the legitimate business interests of iST; and (ii) will not unreasonably impede him/her from seeking and obtaining gainful employment in the event of his/her termination of employment with iST.

5.5 In the event paragraph 5.1 above is held to be, in any respect, an unreasonable restriction upon Employee, the Court so holding may reduce the territory and period of time to which the restriction pertains or effect any other change to the extent necessary to render paragraph 5.1 enforceable and without effecting the validity and enforceability of the remainder of this Employment Agreement.

6.0 PRIOR EMPLOYMENT

Employee hereby represents and warrants that the execution of this Employment Agreement and the performance of his/her duties and obligations hereunder will not breach or be in conflict with any other agreement to which he/she is a party or by which he/she is bound, and that he/she is not now subject to any covenant against competition or similar covenant which would affect the performance of his/her duties hereunder. Employee acknowledges that a breach of said representation and warranty may be cause for immediate employment termination, without prior written notice, and, furthermore, Employee shall be responsible for and indemnify iST and hold it harmless from, any claims, losses, damages, costs or expenses, including attorney’s fees, resulting from such a breach.

7.0 RETURN OF iST MATERIALS AND PROPERTY UPON TERMINATION

Employee hereby agrees that upon Employee’s termination of employment with iST, for any reason, Employee shall immediately turn over to iST all Work Products and all Confidential Information in tangible form which are then in his/her possession and keep no copies thereof. Furthermore, Employee shall return all other iST property, then in the possession of Employee, to iST upon termination, unless a longer retention is specifically allowed, in writing, by iST.

8.0 GENERAL TERMS

8.1 Nothing contained in this Employment Agreement shall be construed or deemed to confer any right with respect to continuance of employment by iST for a specific duration or to modify in any way the employment at will relationship between Employee and iST.

8.2 This Employment Agreement is the complete and exclusive agreement between Employee and iST concerning the subject matter hereof and supersedes any and all oral or written agreements regarding such subject matter. Any provision in any employee handbook or statement of employment policies (“Employee Handbook”) shall not affect this Employment Agreement. No statement in the Employee Handbook shall confer any right of employment upon Employee or in any way alter the employment-at-will nature of the employment relationship between iST and Employee.

8.3 If any severable provision of this Employment Agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Employment Agreement shall not be affected by such judgment, and the Employment Agreement shall be carried out as nearly as possible according to the original terms and intent.

8.4 The waiver by either party of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation thereof.

8.5 Employee acknowledges that he/she has completely read this Employment Agreement, understands its provisions and freely signs below, intending to be bound hereby.

8.6 This Employment Agreement may not be altered except by an agreement in writing, duly executed by iST and Employee.

8.7 This Employment Agreement shall be deemed to have been executed in and shall be construed in accordance with the laws of the State of Nebraska (without giving effect to its conflicts of law principles).

8.8 iST and Employee hereby acknowledge and agree that the sole and exclusive jurisdiction and venue for all actions shall be the State or Federal courts located in Nebraska and both parties hereby consent to such jurisdiction and venue.

8.9 The rights and obligations of iST under this Employment Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of iST. This Employment Agreement is binding upon Employee and his/her heirs, executors, assigns and administrators of his/her estate and property.

8.10 iST may assign this Employment Agreement by providing Employee notice of iST’s decision to do so. Employee may not assign or transfer to others the obligation to perform Employee’s duties hereunder.

8.11 This Employment Agreement shall terminate on Employee’s termination of employment from iST; provided, however, obligations and provisions of this Employment Agreement that, by their express terms or otherwise, require performance or compliance by one or both parties hereto after termination of this Employment Agreement, including, but not limited to, obligations to return property, confidentiality of information, covenants not to solicit, the binding nature of this Employment Agreement upon the parties, successors, assigns, heirs, executors and administrators, the government and construction of this Employment Agreement, and the invalidity or non-enforceability of provisions of this Employment Agreement, shall survive termination of the Employment Agreement.

IN WITNESS WHEREOF, Employee and iST have executed this Employment Agreement effective as of the Effective Date.

AGREED AND ACCEPTED:

EMPLOYEE:	ISECURETRAC CORP. for and on behalf of itself and iST Services Corp. (“iST”)

Signature: /s/ Lincoln Zehr	/s/ Peter A. Michel
Name: Lincoln Zehr	Peter A. Michel
Address: Personal Residence	President & Chief Executive Officer

Date: December 6, 2007	Date: December 3, 2007

December 6, 2007

Lincoln D. Zehr

Dear Lincoln:

On behalf of ISECURETRAC Corporation, we are pleased to extend this formal offer of employment for the position of Vice President of Finance. This position will report to Peter Michel, President and Chief Executive Officer. In this capacity, your semi-monthly rate of pay will be $6,666.67, if annualized equates to $160,000. Your start date will be Wednesday, January 9, 2008. New employee orientation will begin at 8:30am on your first day.

Your first paycheck will be issued on February 1st for the period of January 7th through January 15th . All ISECURETRAC employees are paid on a semi-monthly basis on the 1st and 16th of each month. Should the 1st or 16th fall on a weekend or holiday, all employees receive their pay the Friday before.

ISECURETRAC will also pay you a pre-tax lump sum bonus in the amount of $10,000 on February 1, 2008. In the event that you voluntarily leave your employment with ISECURETRAC without good reason prior to completing twelve (12) full months of service with ISECURETRAC, you agree to reimburse ISECURETRAC for the bonus. The bonus will be paid in accordance with standard payroll procedures, minus all applicable taxes, withholding and lawful deductions.

Upon commencing your employment with iSECUREtrac, we will recommend to the Board of Directors that you receive 50,000 options of ISECURETRAC’s common stock under the terms of our 2006 Omnibus Equity Incentive Plan. Additionally, you will be extended all of ISECURETRAC’s standard benefits commencing the first of the month following 30 days of hire, except you will accrue 3 weeks of vacation.

In addition to your base salary, you are eligible for an annual performance based bonus. Your 2008 bonus target is 20% of your annual salary with a guaranteed amount of $10,000.00 for 2008. Bonuses will be paid annually based on your individual performance and the company’s financial goals in the quarter immediately after the end of the calendar year. Performance goals will be determined by the company in its sole discretion.

Please be informed that this offer is contingent upon successful re-activation of your CPA certification, successful completion of a ninety (90) day orientation period, acceptable results and findings from a mandatory company drug test, criminal background investigation, and credit and reference checks.

iSECUREtrac will pay for required continuing professional education (CPE) programs for your re-activation and to maintain your CPA certification.

Employment with ISECURETRAC Corp. is considered “at will,” meaning that employment with ISECURETRAC, Corp is voluntarily entered into and the employee is free to resign at will, at any time, with or without cause. Similarly, the employer may terminate the employment relationship at will, at any time, with or without cause.

We look forward to hearing from you about this offer. Please indicate your acceptance of our offer by signing below and returning one copy of the letter, with your original signature. Also, please find the enclosed employment agreement for your review, execution and return with your offer letter. Should you choose to accept our offer of employment you will need to required identification with you on your first day of employment to verify that you are legally eligible for employment in the United States.

Sincerely,

/s/ Peter A. Michel	/s/ Ellen Bockelman
Peter A. Michel	Ellen Bockelman
President and Chief Executive Officer	Human Resources Manager

Signature: /s/ Lincoln Zehr	Date: December 6, 2007